Exhibit 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PHARMACEUTICALS REPORTS
FIRST QUARTER FISCAL YEAR 2011 CLINICAL PROGRESS AND FINANCIAL RESULTS

-- Advancing Phase II Oncology Programs for Bavituximab and Cotara® --

TUSTIN, Calif., September 9, 2010 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced its clinical progress and financial results for the first quarter ended July 31, 2010 for its fiscal year (FY) 2011 and provided an update on the progress with its development programs.

“Our broad-spectrum Phase II bavituximab oncology program and our Phase II Cotara® brain cancer program represent key future value drivers for Peregrine,” said Steven W. King, president and chief executive officer of Peregrine.  “Advancing these clinical programs remains our top priority and during this past quarter we achieved multiple milestones, with positive Phase II data in lung, advanced breast, and brain cancers.  Driven by these data, we recently launched two randomized Phase IIb non-small cell lung cancer (NSCLC) trials for bavituximab and made significant strides toward completing our Phase II glioblastoma multiforme trial for Cotara.  Each of these three clinical programs is a potential value inflection point for Peregrine and represents an independent regulatory path toward potential product approval.  Our integrated biomanufacturing subsidiary Avid Bioservices, which is expected to generate between $8 and $12 million in third-party contract manufacturing revenue during fiscal year 2011, reduces our operational expenses while it prepares for potential future clinical development and commercial launch should our clinical programs be successful.”

Oncology Program Highlights

Bavituximab Phase IIb Cancer Trials
Based on promising clinical data presented this year at the American Society of Clinical Oncology (ASCO) 2010 Annual Meeting in June, Peregrine launched a randomized, placebo-controlled, double-blinded Phase IIb trial in refractory NSCLC and expects to unblind top-line data by the end of 2011.  In addition, Peregrine has initiated a randomized open-label Phase IIb trial in front-line NSCLC.  The second study is an open label study and Peregrine expects to periodically report objective response rate data as patients are enrolled and interim data analysis is completed. Enrollment in both trials is expected to be complete by mid-year 2011.

At the ASCO 2010 Annual Meeting, Peregrine presented encouraging overall response rate (ORR) and median progression-free survival (PFS) data from three Phase II trials and expects to report final data once available.

Phase II front-line NSCLC trial showed ORR of 43% of patients (n=49) and median PFS of 6.1 months for patients treated with bavituximab in combination with carboplatin and paclitaxel.  These results exceed the 15% ORR and 4.5 month median PFS of carboplatin and paclitaxel alone from a separate historical trial.

Phase II front-line advanced breast cancer trial showed ORR of 74% of patients (n=46) and median PFS of 6.9 months for patients treated with bavituximab in combination with carboplatin and paclitaxel.  These results exceed the 62% ORR and 4.8 month median PFS of carboplatin and paclitaxel alone from a separate historical trial.

Phase II refractory advanced breast cancer trial showed ORR of 61% of patients (n=46) and median PFS of 7.4 months for patients treated with bavituximab in combination with docetaxel.  This exceeds the 41% ORR of docetaxel alone from a separate historical trial.

Cotara® Phase II Brain Cancer Trial
By year-end, Peregrine expects to complete enrollment in its Phase II safety and efficacy trial of Cotara in up to 40 patients with recurrent glioblastoma multiforme (GBM).  Previously reported interim data from two separate Phase II studies showed median survival ranging from 38 to 41 weeks, compared to 24 weeks for historical control, in this deadliest form of brain cancer.

Antiviral Program Highlights

Bavituximab Phase Ib HCV Infection Trial
Peregrine expects to complete enrollment by year-end in its Phase Ib safety and efficacy trial of bavituximab monotherapy in up to 24 patients coinfected with hepatitis C virus (HCV) and HIV.  As clinical data to date have been encouraging and preclinical data support advancing bavituximab’s development for HCV, the company is considering potential next steps for clinical development.

Government-Sponsored Research
Peregrine’s contract (HDTRA1-08-C-0003) with the Transformational Medical Technologies (TMT) program of the U.S. Department of Defense’s Defense Threat Reduction Agency (DTRA) has provided for up to $22.3 million in funding during the two-year base period ending June 29, 2010 and potentially provides for a total of up to $44.4 million over a five-year period. The two-year based period has been extended by several weeks while Peregrine works closely with the government to determine the scope and timing of the further evaluation of its phosphatidylserine (PS)-targeting antibodies in advanced models of viral hemorrhagic fever (VHF) infections.

Intellectual Property

Peregrine strengthened its proprietary position in targeting PS when two U.S. patents were issued, providing protection for vascular imaging and antiviral applications of a broad range of phospholipid-targeting antibodies. These two new patents cover vascular imaging using PS and phosphatidylethanolamine (PE)-targeting antibodies and certain other proteins and composition and viral treatment methods of a broad range of antibodies, including bavituximab and fully human counterparts to bavituximab.

Financial Results

Total revenues for the first quarter of FY 2011 were $3,209,000, compared to $6,750,000 for the same quarter of the prior fiscal year. This decrease was primarily attributed to a reduction in government contract revenue due to the timing and scope of research activities performed under Peregrine’s government contract.  In addition, contract manufacturing revenue from Peregrine’s subsidiary Avid Bioservices decreased due to a reduction in the level and timing of services provided to third-party customers compared to the same period of the prior year.  Avid will continue to utilize available capacity and resources to begin preparing for the future clinical development and potential commercialization of bavituximab, while also seeking to grow its base of third-party clients.

Total costs and expenses in the first quarter of FY 2011 were $10,721,000, compared to $8,940,000 in the first quarter of FY 2010.  The increase was attributable to higher research and development and selling, general administrative expenses, primarily to support Peregrine’s two Phase IIb bavituximab NSCLC trials.  For the first quarter FY 2011, research and development expenses were $7,067,000, compared to $6,074,000 for the first quarter of FY 2010.

Peregrine’s consolidated net loss was $7,695,000, or $0.14 per share, for the first quarter of FY 2011, compared to a net loss of $2,428,000 or $0.05 per share, for the same quarter of the prior year.

Peregrine reported $17,983,000 in cash and cash equivalents at July 31, 2010, compared to $19,681,000 at April 30, 2010, and $12,778,000 at July 31, 2009.

More detailed financial information and analysis may be found in Peregrine’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission today.

Conference Call
Peregrine will host a conference call and webcast today, September 9, 2010, at 4:30 p.m. EDT (1:30 p.m. PDT).

•	To listen to the live webcast or access the archived webcast available for 30 days, please visit: www.peregrineinc.com.

•
To listen to the conference call, please call (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals call.  A replay of the call will be available starting approximately one hour after the conclusion of the call through September 16, 2010 by calling (800) 642-1687 or (706) 645-9291 and using passcode 96261019.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in clinical trial patient enrollment, the risk that the results of the Phase IIb clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not have or be able to raise sufficient financial resources to complete the Phase IIb trials, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that one or more existing Avid customers terminates its contract prior to completion, and the risk that the government contract with the TMT may not be further extended or provide any additional funding. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2010 and quarterly report on Form 10-Q for the quarter ended July 31, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	July 31, 2010	July 31, 2009
	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$983,000	$2,070,000
Government contract revenue	2,111,000	4,671,000
License revenue	115,000	9,000
Total revenues	3,209,000	6,750,000

COSTS AND EXPENSES:
Cost of contract manufacturing	1,156,000	1,073,000
Research and development	7,067,000	6,074,000
Selling, general and administrative	2,498,000	1,793,000
Total costs and expenses	10,721,000	8,940,000

LOSS FROM OPERATIONS	(7,512,000)	(2,190,000)

OTHER INCOME (EXPENSE):
Interest and other income	18,000	40,000
Interest and other expense	(201,000)	(278,000)

NET LOSS	$(7,695,000)	$(2,428,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	54,357,574	46,808,791

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.14)	$(0.05)

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JULY 31, 2010	APRIL 30, 2010
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,983,000	$19,681,000
Trade and other receivables, net	1,292,000	1,481,000
Government contract receivables	590,000	367,000
Inventories, net	4,692,000	3,123,000
Debt issuance costs, current portion	94,000	122,000
Prepaid expenses and other current assets, net	1,703,000	2,004,000

Total current assets	26,354,000	26,778,000

PROPERTY:
Leasehold improvements	713,000	697,000
Laboratory equipment	4,278,000	4,221,000
Furniture, fixtures, office equipment and software	1,364,000	917,000

	6,355,000	5,835,000
Less accumulated depreciation and amortization	(4,504,000)	(4,366,000)

Property, net	1,851,000	1,469,000

OTHER ASSETS:
Debt issuance costs, less current portion	8,000	21,000
Other assets	1,088,000	1,067,000

Total other assets	1,096,000	1,088,000

TOTAL ASSETS	$29,301,000	$29,335,000

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	JULY 31, 2010	APRIL 30, 2010
	Unaudited
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,681,000	$2,259,000
Accrued clinical trial site fees	1,762,000	2,666,000
Accrued payroll and related costs	1,773,000	1,623,000
Notes payable, current portion and net of discount	1,946,000	1,893,000
Deferred revenue	3,719,000	2,406,000
Deferred government contract revenue	47,000	78,000
Customer deposits	2,191,000	2,618,000
Other current liabilities	1,039,000	860,000

Total current liabilities	15,158,000	14,403,000

Notes payable, less current portion and net of discount	712,000	1,315,000
Deferred revenue	125,000	-
Other long-term liabilities	469,000	210,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 55,784,955 and 53,094,896, respectively	56,000	53,000
Additional paid-in capital	282,330,000	275,208,000
Accumulated deficit	(269,549,000)	(261,854,000)

Total stockholders’ equity	12,837,000	13,407,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,301,000	$29,335,000

# # # #